                                                                Exhibit 4(b)(iv)


                       ASSIGNMENT OF DECLARATION OF TRUST

     THIS ASSIGNMENT OF DECLARATION OF TRUST (the "Assignment") is made as of the 15th day of December, 1997, by and between Wachovia Corporation, a North Carolina corporation ("Wachovia"), and Central Fidelity Banks, Inc., a Virginia corporation ("Central Fidelity").

                                    RECITALS

     WHEREAS, Central Fidelity, The Bank of New York, a New York banking corporation (the "Property Trustee"), and The Bank of New York (Delaware), a Delaware banking corporation (the "Delaware Trustee") heretofore executed and delivered an Amended and Restated Decration of Trust, dated as of April 23, 1997, (the "Declaration of Trust"), pursuant to which Central Fidelity, as Depositor, established a trust known as "Central Fidelity Capital Trust I";

     WHEREAS, effective on December 15, 1997, a wholly owned subsidiary of Wachovia merged with and into Central Fidelity and Central Fidelity then merged with and into Wachovia, pursuant to the Agreement and Plan of Merger, dated as of June 23, 1997, by Wachovia and Central Fidelity; and

     WHEREAS, Section 10.07 of the Declaration of Trust provides that Central Fidelity will not assign its obligations under the Declaration of Trust unless, among other things, the assignee agrees in writing to perform Central Fidelity's obligations under the Declaration of Trust.

     NOW, THEREFORE, Wachovia hereby agrees to perform the obligations of Central Fidelity under the Declaration of Trust.

     This instrument may be executed in any number of counterparts, each of which is an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

                                    WACHOVIA CORPORATION

                             By:     /s/ L. M. Baker, Jr.
                                -----------------------------------------
                             Name:  L. M. Baker, Jr.
                             Title: President and Chief Executive Officer


                             CENTRAL FIDELITY BANKS, INC.


                             By:   /s/ Louis N. North, Jr.
                                -----------------------------------------
                             Name: Louis N. North, Jr.
                             Title: President and Chief Executive Officer




                                      -2-